Exhibit 99.1

Revolve Group Announces First Quarter 2026 Financial Results

Los Angeles, CA – May 5, 2026 - Revolve Group, Inc. (NYSE: RVLV), the next-generation fashion retailer for Millennial and Generation Z consumers, today announced financial results for the first quarter ended March 31, 2026.

“Outstanding execution by our team within a dynamic operating environment led to strong first quarter results and continued market share gains, highlighted by our net sales increasing 16% year-over-year, earnings per share increasing 25% year-over-year, and $49 million in operating cash flow that significantly strengthened our pristine balance sheet,” said co-founder and co-CEO Mike Karanikolas.

“Beyond the outstanding quarterly results, I am most excited about our visible progress in longer-term initiatives, such as international expansion and advancing our use of AI technology, that have become key contributors to our momentum and reinforce my confidence that we will continue to drive profitable growth in the future,” said co-founder and co-CEO Michael Mente. “We have also made exciting advances in key growth initiatives that we believe could be game changers longer term, including the launch of our first-ever namesake label, REVOLVE Los Angeles, laying the foundation to expand our physical retail footprint to Miami, and an incredibly successful launch of Grow-Good beauty products created in partnership with Cardi B.”

First Quarter 2026 Financial Summary

	Three Months Ended March 31,
	2026	2025	YoY Change
	(in thousands, except percentages)
Net sales	$342,880	$296,709	16%
Gross profit	$180,615	$154,286	17%
Gross margin	52.7%	52.0%
Net income	$13,758	$11,406	21%
Adjusted EBITDA (non-GAAP financial measure)	$21,062	$19,299	9%
Net cash provided by operating activities	$49,420	$45,145	9%
Free cash flow (non-GAAP financial measure)	$44,901	$42,804	5%

Operational Metrics

	Three Months Ended March 31,
	2026	2025	YoY Change
	(in thousands, except average order value and percentages)
Active customers (trailing 12 months)	2,926	2,703	8%
Total orders placed	2,581	2,308	12%
Average order value	$298	$295	1%

Recent Business Developments

•
We successfully introduced REVOLVE Los Angeles, our first-ever namesake label, supported by impactful and multi-faceted marketing investments. We believe this exciting new chapter for our owned brand assortment creates a compelling foundation for continued profitable growth in the coming years.
•
We launched Grow-Good Beauty hair care products in partnership with Grammy award winning performer and global style icon, Cardi B, that sold out in less than an hour. Just a few weeks after the products launched, Grow-Good Beauty has already attracted more than 640,000 followers on Instagram.
•
We entered into a lease for our third retail store, in an outstanding Miami location, one of our strongest U.S. markets. It is expected to open by the end of 2026.

Additional First Quarter 2026 Metrics and Results Commentary

•
Trailing 12-month active customers grew to 2,926,000 as of March 31, 2026, an increase of 8% year-over-year, our highest year-over-year growth rate in more than two years.
•
Net sales were $342.9 million, a year-over-year increase of 16%, and a sequential improvement from the 10% increase year-over-year reported in the fourth quarter of 2025.
•
Gross profit was $180.6 million, a year-over-year increase of 17%.
•
Gross margin was 52.7%, a year-over-year increase of 68 basis points that was primarily driven by margin expansion in the FWRD segment.
•
Fulfillment costs were $10.8 million, or 3.1% of net sales, compared to $9.4 million, or 3.2% of net sales, in the first quarter of 2025.
•
Selling and distribution costs were $57.7 million, or 16.8% of net sales, compared to $50.0 million, or 16.8% of net sales, in the first quarter of 2025.
•
Marketing costs were $54.2 million, or 15.8% of net sales, compared to $42.4 million, or 14.3% of net sales, in the first quarter of 2025. The increased marketing investment year-over-year as a percentage of net sales primarily reflects incremental brand marketing investments to support various growth initiatives, including the launch of our first-ever namesake label, REVOLVE Los Angeles, within our owned brand assortment.
•
General and administrative costs were $42.3 million, or 12.3% of net sales, compared to $37.9 million, or 12.8% of net sales, in the first quarter of 2025. The increased efficiency year-over-year as a percentage of net sales primarily reflects scale efficiencies, with growth in net sales outpacing growth in general and administrative expenses.
•
Other income, net increased to $2.7 million from $0.9 million in the first quarter of 2025.
•
Net income was $13.8 million, a year-over-year increase of 21%.
•
Adjusted EBITDA was $21.1 million, a year-over-year increase of 9%.
•
Diluted earnings per share (EPS) was $0.20, a year-over-year increase of 25% from $0.16 in the first quarter of 2025.

Additional Net Sales Commentary

•
REVOLVE segment net sales were $293.2 million, a year-over-year increase of 15%.
•
FWRD segment net sales were $49.6 million, a year-over-year increase of 17%.
•
Domestic net sales were $274.0 million, a year-over-year increase of 15%.
•
International net sales were $68.9 million, a year-over-year increase of 20%.

Cash Flow and Balance Sheet

•
Net cash provided by operating activities was $49.4 million and free cash flow was $44.9 million, an increase of
9% and 5%, respectively, compared to $45.1 million and $42.8 million reported in the first quarter of 2025.
•
Cash and cash equivalents: The cash flow generation has further strengthened our balance sheet and liquidity. Cash and cash equivalents as of March 31, 2026 were $335.8 million, an increase of $32.6 million, or 11%, from $303.2 million in total cash (including restricted cash) as of December 31, 2025, and an increase of $35.0 million, or 12%, from $300.8 million as of March 31, 2025. Our balance sheet as of March 31, 2026 remains debt free.
•
Inventory as of March 31, 2026 was $245.1 million, a decrease of $6.8 million, or 3%, from December 31, 2025, and an increase of $31.4 million, or 15%, year-over-year, from the inventory balance of $213.7 million as of March 31, 2025. The increase in inventory balance year-over-year is broadly consistent with our 16% year-over-year growth in net sales during the first quarter of 2026.

Additional trend information regarding Revolve Group’s first quarter of 2026 financial results and operating metrics is available in the Q1 2026 Financial Highlights presentation available on our investor relations website: https://investors.revolve.com/events-and-presentations

Results Since the End of the First Quarter of 2026

Net sales in April 2026 increased by approximately 14% year-over-year. Of note, our prior-year revenue comparison in April 2025 following Liberation Day was softer than normal due to peak tariff uncertainty, before rebounding into the low-double digit growth territory for the months of May and June 2025.

2026 Business Outlook

Based on information available to us as of May 5, 2026, we are providing the following guidance for the second quarter and full year ending December 31, 2026.

Our outlook takes into account our assessment of the current macroeconomic environment and related cost pressures and potential headwinds to consumer spending, including, but not limited to, geopolitical uncertainty, tariffs, inflationary pressures, supply chain disruptions and foreign currency volatility.

	Updated FY 2026 Outlook	Prior FY 2026 Outlook
Gross margin	53.5% to 54.0%	53.7% to 54.2%
Fulfillment expenses	3.2% to 3.4% of net sales	3.2% to 3.4% of net sales
Selling and distribution expenses	17.1% to 17.3% of net sales	17.1% to 17.3% of net sales
Marketing expenses	15.3% to 15.8% of net sales	15.3% to 15.8% of net sales
General and administrative expenses	$164 million to $168 million	$161 million to $164 million
Effective tax rate	24% to 26%	24% to 26%

Second Quarter 2026 Outlook
Gross margin	54.1% - 54.6%
Fulfillment expenses	3.2% of net sales
Selling and distribution expenses	17.5% of net sales
Marketing expenses	15.7% of net sales
General and administrative expenses	$43.0 million

Conference Call Information

Revolve Group management will host a call today at 4:30 pm ET / 1:30 pm PT to discuss today’s results in more detail. To participate, please dial (800) 715-9871 within the United States or (646) 307-1963 outside the United States approximately 10 minutes before the scheduled start of the call. The conference ID for the call is 2756104. The conference call will also be accessible, live via audio broadcast, on the Investor Relations section of the Revolve Group website at investors.revolve.com. A replay of the conference call will be available online at investors.revolve.com. In addition, an audio replay of the call will be available for one week following the call and can be accessed by dialing (800) 770-2030 within the United States or (609) 800-9909 outside the United States. The replay conference ID is 2756104.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements, including but not limited to statements regarding our growth prospects, business initiatives and innovation, our owned brand expansion, our use of AI, our physical retail stores, our partnerships, and our outlook for the second quarter and full year of 2026. Forward-looking statements include statements containing words such as "expect," "anticipate," "believe," "project," "will" and similar expressions intended to identify forward-looking statements. These forward-looking statements are based on our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to changing economic conditions and their impact on consumer demand and our business; the effects of tariffs and our efforts to mitigate such effects; demand for our products; the investment in long-term initiatives such as international expansion, development of owned brands, AI technology and our physical retail stores; supply chain challenges; inflationary pressures; wars and conflicts; other geopolitical tensions; our fluctuating operating results; seasonality in our business; elevated merchandise returns; our ability to acquire products on reasonable terms; our e-commerce business model; our ability to attract customers in a cost effective manner; our ability to source goods in a cost effective manner; the strength of our brand; competition; fraud; system interruptions; our ability to fulfill orders; the impact of public health crises on our business, operations and financial results; the effect of claims, lawsuits, government investigations, other legal or regulatory proceedings or commercial or contractual disputes; and other risks and uncertainties included under the caption "Risk Factors" and elsewhere in our filings with the Securities and Exchange Commission, or SEC, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2025, and our subsequent Quarterly Reports on Form 10-Q, including for the quarter ended March 31, 2026, which we expect to file with the SEC on May 5, 2026. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Use of Non-GAAP Financial Measures and Other Operating Metrics

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), we reference in this press release and the accompanying tables the following non-GAAP financial measures: Adjusted EBITDA and free cash flow.

The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

We use these non-GAAP financial measures to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses that may not be indicative of our ongoing core operating performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when analyzing historical performance and liquidity and when planning, forecasting, and analyzing future periods.

For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures, please see the tables captioned “Reconciliation of Non-GAAP Financial Measures” included at the end of this release. We encourage reviewing the reconciliation in conjunction with the presentation of the non-GAAP financial measures for each of the periods presented. In future periods, we may exclude similar items, may incur income and expenses similar to these excluded items and may include other expenses, costs and non-recurring items.

Definitions of our non-GAAP financial measures and other operating metrics are presented below.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that we calculate as net income before other income, net; taxes; and depreciation and amortization; adjusted to exclude the effects of equity-based compensation expense, certain transaction costs and certain non-routine items. Adjusted EBITDA is a key measure used by management to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of equity-based compensation, excludes an item that we do not consider to be indicative of our core operating performance.

Free Cash Flow

Free cash flow is a non-GAAP financial measure that we calculate as net cash provided by operating activities less cash used in purchases of property and equipment, and purchases of rental product, net of proceeds from the sale of rental product. We view free cash flow as an important indicator of our liquidity because it measures the amount of cash we generate. Free cash flow also reflects changes in working capital.

Active Customers

We define an active customer as a unique customer account from which a purchase was made across our platform at least once in the preceding 12-month period. In any particular period, we determine our number of active customers by counting the total number of customers who have made at least one purchase in the preceding 12-month period, measured from the last date of such period. We view the number of active customers as a key indicator of our growth, the reach of our sites, the value proposition and consumer awareness of our brand, the continued use of our sites by our customers and their desire to purchase our products.

Total Orders Placed

We define total orders placed as the total number of orders placed by our customers, prior to product returns, across our platform in any given period. We view total orders placed as a key indicator of the velocity of our business and an indication of the desirability of our products and sites to our customers. Total orders placed, together with average order value, is an indicator of the net sales we expect to recognize in a given period.

Average Order Value

We define average order value as the sum of the total gross sales from our sites in a given period, prior to product returns, divided by the total orders placed in that period. We believe our high average order value demonstrates the premium nature of our product assortment. Average order value varies depending on the site through which we sell merchandise, the mix of product categories sold, the number of units in each order, the percentage of sales at full price, and for sales at less than full price, the level of markdowns.

About Revolve Group, Inc.

Revolve Group, Inc. (NYSE: RVLV) is the next-generation fashion retailer for Millennial and Generation Z consumers. As a trusted premium lifestyle brand and a go-to online source for discovery and inspiration, we deliver an engaging customer experience from a vast yet curated offering of apparel, footwear, accessories, beauty and home products. Our dynamic platform connects a deeply engaged community of millions of consumers, thousands of global fashion influencers and more than 1,000 emerging, established and owned brands.

We were founded in 2003 by our co-CEOs, Michael Mente and Mike Karanikolas. We sell merchandise through two complementary segments, REVOLVE and FWRD, that leverage one platform. Through REVOLVE, we offer an assortment of premium apparel, footwear, accessories and beauty products from emerging, established and owned brands. Through

FWRD, we offer an assortment of curated and elevated iconic and emerging luxury brands. For more information, visit www.revolve.com.

Contacts:

Investors:

Erik Randerson, CFA

562.677.9513

IR@revolve.com

Media:

Karla Otto

revolveus@karlaotto.com

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2026	2025
Net sales	$342,880	$296,709
Cost of sales	162,265	142,423
Gross profit	180,615	154,286
Operating expenses:
Fulfillment	10,772	9,358
Selling and distribution	57,699	49,956
Marketing	54,226	42,402
General and administrative	42,263	37,882
Total operating expenses	164,960	139,598
Income from operations	15,655	14,688
Equity earnings in unconsolidated subsidiaries	(136)	—
Other income, net	(2,676)	(893)
Income before income taxes	18,467	15,581
Provision for income taxes	4,709	4,175
Net income	13,758	11,406
Less: Net loss attributable to non-controlling interest	594	413
Net income attributable to Revolve Group, Inc. stockholders	$14,352	$11,819
Earnings per share of Class A and Class B common stock:
Basic	$0.20	$0.17
Diluted	$0.20	$0.16
Weighted average number of shares of Class A and Class B common stock outstanding:
Basic	71,458	71,256
Diluted	72,351	72,271

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	March 31,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$335,845	$292,256
Restricted cash	—	10,943
Accounts receivable, net	26,454	16,561
Inventory	245,077	251,844
Income taxes receivable	1,950	1,717
Prepaid expenses and other current assets	78,912	73,706
Total current assets	688,238	647,027
Property and equipment (net of accumulated depreciation of $27,519 and $26,245 as of March 31, 2026 and December 31, 2025, respectively)	18,904	15,371
Right-of-use lease assets	30,072	28,832
Intangible assets, net	2,481	2,410
Goodwill	2,042	2,042
Other assets	39,905	29,560
Deferred income taxes	39,759	39,759
Total assets	$821,401	$765,001
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$71,021	$56,409
Income taxes payable	4,643	1,357
Accrued expenses	51,664	44,297
Returns reserve	81,787	76,985
Current lease liabilities	10,851	10,534
Other current liabilities	50,620	40,963
Total current liabilities	270,586	230,545
Non-current lease liabilities	22,564	21,921
Total liabilities	293,150	252,466
Stockholders’ equity:
Class A common stock, $0.001 par value; 1,000,000,000 shares authorized as of March 31, 2026 and December 31, 2025; 41,370,873 and 40,861,973 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	41	41
Class B common stock, $0.001 par value; 125,000,000 shares authorized as of March 31, 2026 and December 31, 2025; 30,159,150 and 30,509,949 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	30	30
Additional paid-in capital	145,209	144,249
Retained earnings	381,816	368,215
Non-controlling interest	1,155	—
Total stockholders’ equity	528,251	512,535
Total liabilities and stockholders’ equity	$821,401	$765,001

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2026	2025
Operating activities:
Net income	$13,758	$11,406
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,349	1,018
Rental product depreciation	560	351
Gain on sale of rental product	(250)	—
Equity-based compensation	3,249	2,753
Equity earnings in unconsolidated subsidiaries	(136)	—
Changes in operating assets and liabilities:
Accounts receivable	(9,893)	(6,482)
Inventories	6,767	15,555
Income taxes receivable	(233)	73
Prepaid expenses and other current assets	(5,206)	(4,513)
Other assets	11	(3,989)
Accounts payable	14,612	12,256
Income taxes payable	3,286	2,639
Accrued expenses	7,367	(559)
Returns reserve	4,802	8,866
Right-of-use lease assets and current and non-current lease liabilities	(280)	37
Other current liabilities	9,657	5,734
Net cash provided by operating activities	49,420	45,145
Investing activities:
Purchases of property and equipment	(4,953)	(1,779)
Purchases of rental product	—	(562)
Proceeds from sale of rental product	434	—
Investment in equity method investees	(10,964)	—
Net cash used in investing activities	(15,483)	(2,341)
Financing activities:
Proceeds from the exercise of stock options, net of tax withholdings on share-based payment awards	(540)	(531)
Net cash used in financing activities	(540)	(531)
Effect of exchange rate changes on cash and cash equivalents	(751)	1,958
Net increase in cash and cash equivalents	32,646	44,231
Cash, cash equivalents and restricted cash, beginning of period	303,199	256,600
Cash, cash equivalents and restricted cash, end of period	$335,845	$300,831
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes, net of refund	$1,830	$468
Operating leases	$3,585	$2,841
Supplemental disclosure of non-cash activities:
Lease assets obtained in exchange for new operating lease liabilities	$3,500	$6,096

REVOLVE GROUP, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(Unaudited)

The following table summarizes our net sales, cost of sales and gross profit for each of our reportable segments (in thousands):

	Three Months Ended March 31,
Net sales	2026	2025
REVOLVE	$293,243	$254,395
FWRD	49,637	42,314
Total	$342,880	$296,709

Cost of sales
REVOLVE	$133,716	$115,610
FWRD	28,549	26,813
Total	$162,265	$142,423

Gross profit
REVOLVE	$159,527	$138,785
FWRD	21,088	15,501
Total	$180,615	$154,286

The following table lists net sales by geographic area (in thousands):

	Three Months Ended March 31,
	2026	2025
United States	$273,989	$239,243
Rest of the world	68,891	57,466
Total	$342,880	$296,709

REVOLVE GROUP, INC. AND SUBSIDIARIES

KEY OPERATING AND FINANCIAL METRICS

(Unaudited)

	Three Months Ended March 31,
	2026	2025
	(in thousands, except average order value and percentages)
Gross margin	52.7%	52.0%
Adjusted EBITDA	$21,062	$19,299
Free cash flow	$44,901	$42,804
Active customers	2,926	2,703
Total orders placed	2,581	2,308
Average order value	$298	$295

REVOLVE GROUP, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

A reconciliation of non-GAAP Adjusted EBITDA to net income for the three months ended March 31, 2026 and 2025 is as follows:

	Three Months Ended March 31,
	2026	2025
	(in thousands)
Net income	$13,758	$11,406
Excluding:
Other income, net	(2,676)	(893)
Provision for income taxes	4,709	4,175
Depreciation and amortization	1,349	1,018
Equity-based compensation	3,249	2,753
Transaction costs(1)	223	840
Non-routine items(2)	450	—
Adjusted EBITDA	$21,062	$19,299

(1)	Includes legal and professional service fees related to potential and consummated strategic acquisitions and investments.
(2)	Non-routine items in the three months ended March 31, 2026 represent an accrual for a certain pending legal matter.

A reconciliation of non-GAAP free cash flow to net cash provided by operating activities for the three months ended March 31, 2026 and 2025 is as follows:

	Three Months Ended March 31,
	2026	2025
	(in thousands)
Net cash provided by operating activities	$49,420	$45,145
Purchases of property and equipment	(4,953)	(1,779)
Purchases of rental product, net of proceeds from the sale of rental product	434	(562)
Free cash flow	$44,901	$42,804
Net cash used in investing activities	$(15,483)	$(2,341)
Net cash used in financing activities	$(540)	$(531)